TEMPLETON GLOBAL INCOME FUND, INC.
                 Annual Meeting of Shareholders, February 28, 2003

An Annual Meeting of Shareholders of the Fund was held at the Fund's offices, 500 East Broward Blvd., Fort Lauderdale, Florida, on February 28, 2003. The purpose of the meeting was to elect four Directors of the Fund. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Harris J. Ashton, Nicholas F. Brady, S. Joseph Fortunato and Andrew H. Hines, Jr.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

The election of four (4) Directors:

                                            % OF          % OF                          % OF        % OF
                                         OUTSTANDING      VOTED                      OUTSTANDING    VOTED
  TERM EXPIRING 2006:          FOR         SHARES        SHARES        WITHHELD        SHARES      SHARES
--------------------------------------------------------------------------------------------------------------
Harris J. Ashton ......... 116,103,935    89.65%        97.91%        2,480,468        1.92%      2.09%
Nicholas F. Brady ........ 116,284,985    89.79%        98.06%        2,299,418        1.78%      1.94%
S. Joseph Fortunato ...... 116,105,814    89.65%        97.91%        2,478,589        1.91%      2.09%
Andrew H. Hines, Jr....... 116,040,873    89.60%        97.86%        2,543,530        1.96%      2.15%

* FRANK J. CROTHERS, EDITH E. HOLIDAY, BETTY P. KRAHMER, GORDON S. MACKLIN, FRED
R. MILLSAPS AND CONSTANTINE D. TSERETOPOULOS CURRENTLY SERVE AS INDEPENDENT DIRECTORS. CHARLES B. JOHNSON CURRENTLY SERVES AS INTERESTED DIRECTOR. THEIR TERMS OF OFFICE CONTINUED AFTER THE ANNUAL MEETING OF SHAREHOLDERS.